alpha-En Corporation

FOR IMMEDIATE RELEASE

ALPHA-EN CORPORATION ANNOUNCES AGREEMENT
FOR THE COMMERCIAL MANUFACTURE OF METALLIC LITHIUM

Tarrytown, NY – March 2, 2011 – alpha-En Corporation (ALPE.PK) (“alpha-En”) today announced that it has entered into an agreement with MXL Leasing, LP (“Leasing”), an entity affiliated with MXL Industries, Inc., under which Leasing agreed to take all necessary steps to prepare for, and, subject to the terms of a definitive agreement, commence, the commercial manufacture of lithium metal on behalf of alpha-En under its exclusive, worldwide, perpetual license to use certain proprietary, patent-pending technology to manufacture lithium metal for use in batteries and other applications.

“This agreement with Leasing marks the next important phase in our plan to commercialize the lithium metal manufacturing technology we licensed in February 2009,” stated Jerry Feldman, Chairman of alpha-En. “Our focus will be on producing, in a novel and cost-effective manner, metallic lithium for, among other applications, lithium metal batteries, pharmaceuticals, and aerospace components, worldwide markets that have been estimated at approximately $1.0 billion.”

Commencing in October 2010, alpha-En and Leasing conducted a series of tests in a production environment to determine if lithium metal could be consistently extracted from lithium carbonate utilizing the process licensed by alpha-En.  Following multiple trials and sample analysis by an independent laboratory, alpha-En believes the process and associated patent claims were validated in February 2011.

The Opportunity

Lithium is the lighest of all metals, has a high energy density, and is used in a variety of industrial applications, including consumer electronics, chemical, pharmaceutical, and nuclear.  Until recently, research had stalled on the use of lithium metal as a power source, primarily because of its instability in the presence of air and water.  Today, consumers are familiar with lithium in the form of lithium ion batteries, which for decades have been used as a source of safe, energy dense power for laptops, cell phones, digital cameras, and digital music players, among other items.  The safety and stability of lithium ions, however, come at a price when compared to  metallic lithium.  Lithium ions have a lower energy density than lithium metal, with the capacity to store just one-tenth of the energy of equivalent weight lithium metal.

With the advent of more advanced electronic products, most notably the recent introduction of battery- powered automobiles, the development of lithium battery-driven propulsion in the form of a lithium metal battery is generating an increasing level of interest among scientists and corporations.  The lithum metal batteries reported to be under development would be lightweight, powerful (capable of producing as much as 10x the energy of lithium ion batteries), and rechargeable.  By way of example, it is reported that automobiles powered by lithium ion batteries can travel up to 40 miles on a charge; a lithium metal battery could potentially extend that range to over 400 miles using a lighter, less expensive power package.

Assuming that lithium metal battery technology is perfected, the question for manufacturers, including automobile companies, remains: “Can metallic lithium be produced cost-effectively and in sufficient quantities to support the introduction of products – like automobiles - powered by this technology?”

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March 2, 2011

alpha-En’s Process

Based on results to date, including what alpha-En believes to be the validation of the proof of process, alpha-En believes that its licensed, proprietary technology offers a number of advantages over lithium extraction techniques currently in use.

Traditionally, industrial production of lithium metal involves the electrolysis of molten salts at temperatures of 400-600 Celsius (752-1112 Fahrenheit).  Maintaining these salts at high heat levels adds meaningful production costs to the process.

A well-known process exists which allows for lithium production at much lower temperatures, however that process requires large amounts of mercury which creates an unacceptable environmental risk profile.  Other proposed low temperature processes also require the use of halide salts of lithium which release hazardous byproducts, such as chlorine gas, during lithium separation.  Containment and handling of these hazardous byproducts adds to the manufacturing costs and increases the environmental risk profile.

The technology licensed by alpha-En allows for separation temperatures of below 100 degrees Celsius, without the use of mercury, and allows for the use of lithium carbonate as a primary feed stock. The advantages are noteworthy:

•	Lower process temperatures mean lower manufacturing costs.
•	Environmental risk is reduced by the absence of toxic mercury.
•
Lithium carbonate can be used as the feed stock, reducing raw material and overall manufacturing costs, and eliminating the hazardous byproducts typically produced when processing halide salts of lithium.

•
The metal alloy which holds the separated lithium metal can be circulated for immediate extraction, or solidified to protect and stabilize the lithium metal for later extraction.  This provides a previously unattainable degree of manufacturing flexibility.

In closing, Mr. Feldman said, “We acknowledge that there are a number of much larger and more established firms in the business of manufacturing metallic lithium.  Having said that, we believe that the manufacture of lithium metal in a low temperature, flexible, and environmentally friendly manner is possible using our licensed technology.  Over the coming months, we will continue to advance towards product commercialization by further refining the process, improving yields, and bringing in a seasoned management team.  It is early, and we have yet to produce any samples on a commercial scale, but we are excited and optimistic about the opportunities that lie ahead.”

Management

alpha-En is led by Jerry Feldman, who has served as Chairman of the Board since 2008.  In 1959, Mr. Feldman founded National Patent Development Corporation (“NPD”), which was devoted to searching out new inventions and assisting major corporations in licensing their technologies.  He served as Chairman and CEO of NPD from August 2004 until May 2007.  Among the technologies Mr. Feldman helped introduce were: soft contact lenses (1971 via Bausch & Lomb); surgical staples (via U.S. Surgical, which NPD sold to Tyco for $3 billion in 1998); and special glass to store nuclear waste (via Duratek, which was later sold to the Carlyle Group).

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Mr. Feldman was Chairman of Five Star Products, Inc., a paint and hardware distributor, from 1994 until March 2007, and a Director of Valera Pharmaceuticals, Inc., a specialty pharmaceutical company, from January 2005 until April 2007.  Mr. Feldman is currently Chairman of GSE Systems, Inc. (NYSE Amex: GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and government sectors.  He is also Chairman of the New England Colleges Fund and a Trustee of Northern Westchester Hospital Foundation.  He is a minority owner of MXL Industries, Inc. and Leasing.

ABOUT MXL INDUSTRIES, INC.

MXL Industries is a complete, turn key provider of optical quality mold design, tooling, molding, and coating of polycarbonate and acrylic parts.  The company concentrates on meeting stringent optical performance requirements for a broad spectrum of customers.  MXL Industries was founded in 1968 and is located in Lancaster, PA.  Learn more at www.mxl-industries.com.

ABOUT ALPHA-EN CORPORATION

Utilizing an exclusive, worldwide, transferrable, perpetual license granted in February 2009, alpha-En is focused on the processing of lithium metal for use in batteries and other fields.  Based on the results of a series of tests conducted by MXL Leasing, LP and an independent laboratory, alpha-En believes that this licensed technology is commercially feasible, allowing for metallic lithium to be manufactured more efficiently and more inexpensively than current methods.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in our filings with the Securities and Exchange Commission.   We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	Investor Relations
Jerome I. Feldman	Devin Sullivan
Chairman of the Board	Senior Vice President
alpha-En Corporation	The Equity Group Inc.
(914) 631-5265	(212) 836-9608
dsullivan@equityny.com

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